Exhibit 99.1

SELECTED FINANCIAL DATA

Selected financial data presented below has been derived from and should be read in conjunction with our audited financial statements and the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated and included elsewhere in this report. Historical results are not necessarily indicative of the results to be expected in the future. A summary of selected annual financial data from January 1 through December 31 of each year-end is presented below:

	Year ended December 31,
	2007	2006	2005	2004	2003
	(1) (2)	(1) (2)	(1)	(1)	(1)

Revenue	$2,774,000	$3,237,000	$1,500,000	$989,000	$1,725,000
Cost of revenue	1,506,000	1,805,000	913,000	651,000	1,014,000
GROSS PROFIT	1,268,000	1,432,000	587,000	338,000	711,000

Research and development expense	3,366,000	3,543,000	4,373,000	3,755,000	7,551,000
Marketing, general and administrative expense	9,242,000	6,465,000	4,732,000	4,572,000	1,265,000
Total operating expenses	12,608,000	10,008,000	9,105,000	8,327,000	8,816,000

Loss from operations	(11,340,000)	(8,576,000)	(8,518,000)	(7,989,000)	(8,105,000)
Interest income	1,094,000	841,000	655,000	237,000	39,000
Interest expense	-	-	-	(349,000)	-
Loss from Continuing Operations	(10,246,000)	(7,735,000)	(7,863,000)	(8,101,000)	(8,066,000)
Loss from Discontinued Operations	(5,710,000)	(4,383,000)	(2,590,000)	(822,000)	(56,000)

NET LOSS	(15,956,000)	(12,118,000)	(10,453,000)	(8,923,000)	(8,122,000)

Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock	-	-	-	(500,000)	-
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(15,956,000)	$(12,118,000)	$(10,453,000)	$(9,423,000)	$(8,122,000)

NET LOSS PER SHARE - BASIC AND DILUTED
Continuing Operations	$(0.51)	$(0.45)	$(0.47)	$(0.81)	$(1.30)
Discontinued Operations	$(0.29)	$(0.25)	$(0.16)	$(0.08)	$(0.01)
Total	$(0.80)	$(0.70)	$(0.63)	$(0.89)	$(1.31)

WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	20,055,410	17,256,070	16,607,653	10,613,606	6,172,000

(1)
The Company has reclassified to discontinued operations the results of operations and assets related to Plexera. See Note 13 to the consolidated financial statements as of and for the three years ended December 31, 2007.

(2)	We adopted the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123(R), Share Based Payment, (FAS 123R) effective January 1, 2006.

	December 31,
Balance Sheet Data:	2007	2006	2005	2004	2003
	(1) (2)	(1) (2)	(1)	(1)	(1)

Cash and cash equivalents and investment securities	$14,626,000	$26,309,000	$21,756,000	$18,965,000	$560,000

Working Capital	12,172,000	25,795,000	20,832,000	18,130,000	314,000

Total Assets	18,513,000	31,132,000	23,706,000	32,886,000	4,058,000

Total Liabilities	3,265,000	2,239,000	1,552,000	1,493,000	2,741,000

Mandatorily redeemable convertible preferred stock	-	-	-	-	27,206,000

Total Shareholders' Equity (Deficit)	$15,248,000	$28,893,000	$22,154,000	$31,393,000	$(25,889,000)

(1)
The Company has reclassified to discontinued operations the results of operations and assets related to Plexera. See Note 13 to the consolidated financial statements as of and for the three years ended December 31, 2007.

(2)	We adopted the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123( R), Share Based Payment, (FAS 123R) effective January 1, 2006.